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                                                                   EXHIBIT 10.23

                         EXECUTIVE EMPLOYMENT AGREEMENT

         This EXECUTIVE EMPLOYMENT AGREEMENT is made to be effective as of January 5, 2004, between R. G. Barry Corporation, an Ohio corporation (the "Company"), and Christian Galvis (the "Executive") under the following circumstances:

         A. Executive is presently employed by the Company in an executive capacity;

         B. The Company desires by this Agreement to provide for the continued employment of Executive by the Company; and

         C. Executive desires to continue his employment with the Company upon the terms and conditions stated herein.

         NOW, THEREFORE, IN CONSIDERATION OF THE PREMISES AND THE MUTUAL COVENANTS CONTAINED HERIN, THE COMPANY AND EXECUTIVE AGREE AS FOLLOWS:

         SECTION 1. Employment. The Company hereby agrees to continue to employ Executive, and Executive hereby agrees to continue in the employ of the Company, on the terms and conditions set forth herein.

         SECTION 2. Term of Employment. The term of employment of Executive by the Company under this Agreement shall commence on the date of this Agreement (the "Agreement Date") and end on May 31, 2006 (the "Term of Employment"). The Consulting Period (as defined in Section 8) shall begin on June 1, 2006 unless the Term of Employment ends prior to May 31, 2006 and the Consulting Period begins thereafter in accordance with Section 8.

         SECTION 3.        Position and Duties.

         (a) Position. During the Term of Employment, the Company shall employ Executive and Executive shall serve as Executive Vice President - Operations with his duties, authority and responsibilities to be of the same character as those assigned to him as of the Agreement Date or in such other capacity or capacities of at least equal standing and dignity connected with the business of the Company as the Company shall from time to time determine, provided that any change of capacity shall be subject to Executive's reasonable approval.

         (b) Duties. Executive shall devote his full-time efforts to the business and affairs of the Company and shall perform his duties faithfully, diligently, and to the best of his ability and in conformity with the policies of the Company and under and subject to such reasonable directions and instructions as the Board of Directors and the Chief Executive Officer of the Company may issue from time to time.

         SECTION 4.        Compensation and Related Matters.

         (a) Salary. The Company shall pay Executive a base salary of not less than $258,000 per year payable in approximately equal installments in accordance with the Company's normal pay schedule. In the event the Company shall at any time or times after the Agreement Date increase Executive's base salary, then Executive's base salary under this

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Agreement for any period after any such increase shall be not less than the last amount to which the Company increased the base salary of Executive (such base salary including increases granted after the Agreement Date is hereinafter referred to as "Basic Salary"). Compensation of Executive by Basic Salary payments shall not be deemed exclusive and shall not prevent Executive from participating in any other compensation or benefit plan of the Company.

         (b) Expenses. During the Term of Employment, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Executive in performing services hereunder, including all reasonable expenses of travel and living expenses while away from home on business, or at the request of and in the service of the Company, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company from time to time.

         (c)      Other Benefits. During the Term of Employment:

                  (1) The Company, at its expense, shall provide and maintain a policy of insurance on Executive's life providing for a death benefit payable to Executive's beneficiaries or estate in an amount that is not less than the amount of coverage provided by the life insurance policy on Executive's life maintained by the Company for Executive's benefit on the Agreement Date;

                  (2) Executive shall be entitled to receive such perquisites and fringe benefits historically provided by the Company to its senior executives, including, without limitation, the exclusive use of an automobile;

                  (3) Executive shall be entitled to participate in the Company's Salaried Employees' Pension Plan (the "Pension Plan") and its Supplemental Retirement Plan (the "Supplemental Plan"), as either of the same may be amended from time to time, or any substitute or successor plans;

                  (4) Executive shall be entitled to participate in the Company's Short-Term Incentive Plan (STIPS), as the same may be amended from time to time, or any substitute or successor plan, at a maximum annual level equal to 60% of his Basic Salary; and

                  (5) Executive shall be entitled to receive all other employee benefits, including, without limitation, medical, dental, group life and accidental death insurance benefits as are or in the future may be provided by the Company to its senior executives.

         SECTION 5.        Termination.

         (a) Termination of Employment Other Than by Executive. Executive's employment hereunder may be terminated prior to the end of the Term of Employment only under the following circumstances:

                  (1) Death. Executive's employment hereunder shall terminate upon his death.

                  (2) Disability. If, as a result of Executive's incapacity due to physical or mental illness, Executive shall have been absent from his duties hereunder on a full-time basis for the entire period of four consecutive months, and within thirty days after written notice of termination is given (which may occur before or end of such four month period) shall not have

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returned to the performance of his duties hereunder on a full-time basis, the
Company may terminate Executive's employment hereunder for Disability.

                  (3) Cause. The Company may terminate Executive's employment hereunder for Cause. For purposes of this Agreement, the Company shall have Cause to terminate Executive's employment hereunder only upon:

                           (i)      The willful and continued refusal by the
Executive to perform his duties with the Company (other than any such refusal resulting from his incapacity due to physical or mental illness), after a demand for substantial performance is delivered to Executive by the Company which specifically identifies the manner in which it is believed that Executive has refused substantially to perform his duties;

                           (ii)     Conviction of a felony; or

                           (iii)    Willful and gross misconduct materially and
demonstrably injurious to the Company.

                  (4) Without Cause. Executive's employment may be terminated by the Company without Cause so long as the Company pays to Executive the severance compensation provided in Section 6(d).

         (b) Termination of Employment by Executive. Executive may terminate his employment hereunder for Good Reason. As used herein, "Good Reason" means any of the following:

                  (1) The assignment of Executive, without his consent, of any duties materially inconsistent with his position, duties, responsibilities and status with the Company on the Agreement Date, or a change in Executive's responsibilities as in effect on the Agreement Date which materially diminishes Executive's responsibilities with the Company when considered as a whole; provided, however, that the foregoing shall not constitute Good Reason if done in connection with the termination of Executive's employment because of Disability or for Cause.

                  (2)      A reduction by the Company in Executive's Basic
Salary.

                  (3) Failure by the Company to comply with the provisions of Section 4(c).

                  (4) The Company's requiring Executive, without consent, to be based anywhere other than the location where Executive is based on the Agreement Date, if the same requires Executive to relocate his principal residence; or, in the event Executive consents to being based anywhere other than such location, the failure by the Company to pay (or reimburse Executive for) all reasonable moving expenses incurred by Executive relating to a change of Executive's principal residence in connection with such relation.

                  (5) Executive no longer reports directly to the Company's Chief Executive Officer.

                  (6) The failure of the Company to obtain the assumption of this Agreement by any successor as provided in Section 9.

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                           (c)      Notice of Termination. Any termination of
Executive's employment by the Company or by Executive other than termination pursuant to Section 5(a) (1) shall be communicated by written Notice of Termination to the other party. For purposes of this Agreement, a Notice of Termination shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

                           (d)      Date of Termination. "Date of Termination"
shall mean (i) if Executive's employment is terminated by his death, the date of his death, (ii) if Executive's employment is terminated pursuant to Section 5(a)(2), thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period), (iii) if Executive's employment is terminated by the Company for Cause, the date on which the Notice of Termination is given, (iv) if Executive's employment is terminated by the Company without Cause, a date which is at least three (3) months after the date on which the Notice of Termination is given, (v) if Executive's employment is terminated by Executive without Good Reason and the termination is to occur prior to December 31, 2005, a date which is at least three (3) months after the date on which the Notice of Termination is given by Executive, (vi) if Executive's employment is terminated by Executive without Good Reason and the termination is to occur on or after December 31, 2005, a date which is at least one (1) month after the date on which the Notice of Termination is given and
(vii) if Executive's employment is terminated by Executive for Good Reason, the date on which the Notice of Termination is given.

         SECTION 6.        Compensation Upon Termination or During Disability.

                           (a)      Disability. During any period that Executive
fails to perform his duties hereunder as a result of incapacity due to physical or mental illness ("Disability Period"), Executive shall continue to receive his Basic Salary at the rate then in effect for such period until his employment is terminated pursuant to Section 5(a)(2), provided that payment of Basic Salary so made to Executive shall be reduced by the sum of the amounts, if any, payable to Executive at or prior to the time of any such salary payment under disability benefit plans of the Company and which were not previously applied to reduce any payment of Basic Salary.

                           (b)      Death. If Executive's employment is
terminated by his death, the Company shall pay to Executive's estate his full Basic Salary through the Date of Termination at the rate in effect on the date of death and shall thereafter have no further obligations to Executive under this Agreement.

                           (c)      Termination for Cause. If Executive's
employment shall be terminated for Cause, the Company shall pay Executive his full Basic Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and the Company shall have no further obligations to Executive under this Agreement.

                           (d)      Termination for Good Reason or Without
Cause. In the event Executive terminates his employment with the Company for Good Reason or the Company terminates Executive's Employment for any reason other than for Cause or Disability, in either case at any time prior to the expiration of the Term of Employment, Executive shall be entitled to the following payments and benefits:

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                                    (1)      The Company shall pay to the
Executive, not later than 30 days following the Date of Termination, the Executive's accrued but unpaid Basic Salary through the Date of Termination plus compensation for current and carried-over unused vacation and compensation days in accordance with the applicable personnel policy.

                                    (2)      In lieu of any further payments of
salary or bonus to the Executive after the Date of Termination, the Company shall pay to the Executive, not later than ten (10) days following the Date of Termination, a lump sum cash severance payment (the "Severance Payment") equal to the total compensation (including bonus) paid to or accrued for the benefit of the Executive by the Company for services rendered during the twelve-month period immediately preceding the Date of Termination.

                           (e)      After payment of the sums described in
subparagraphs (d)(1) and (d)(2) above, the Company shall have no further obligations to Executive under this Agreement (other than pursuant to Section
8); provided that the Executive's right to receive payments under this Agreement shall not decrease the amount of, or otherwise adversely affect, any other benefits payable to the Executive under any other plan, agreement or arrangement relating to employee benefits provided by the Company.

                           (f)      Voluntary Termination by Executive Without
Good Reason. In the event Executive terminates his employment with the Company without Good Reason, the Company shall pay to Executive his full Basic Salary through the Date of Termination at the rate then in effect and the Company shall have no further obligations to Executive under this Agreement. In the event Executive terminates his employment with the Company without Good Reason, Executive shall give the Company at least three (3) months advance notice of such termination of employment if such termination is to occur prior to December 31, 2005 and at least one (1) month advance notice of such termination of employment if such termination is to occur on or after December 31, 2005.

                           (g)      Mitigation. Executive shall not be required
to mitigate the amount of any payment provided for in this Section 6 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for him in this Section 6 be reduced by any compensation earned by Executive as the result of employment by another employer or by reason of Executive's receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise. As a condition to receiving the severance compensation provided for in Section 6(d), Executive shall execute and deliver to the Company a release of claims (other than claims arising under this Agreement) against the Company so long as the Company executes and delivers to Executive a comparable release of claims against Executive.

         SECTION 7.        Non-Competition; Confidentiality.

         (a) Period. During the period Executive serves as an employee of or consultant to the Company and for a period of one (1) year following any termination of Executive's service as an employee of or consultant to the Company (other than following a Hostile Change of Control (as defined below), Executive shall not, as a shareholder, owner, member, employee, officer, director, partner, consultant, agent or otherwise, engage directly or indirectly in any business or enterprise which is in Competition with the Company (as defined below).

         (b)      Competition with the Company. For purposes of this Agreement,
(i) the words "Competition with the Company" shall be deemed to include competition with the Company or

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any entity controlling, controlled by or under common control with the Company
(an "Affiliate"), or their respective successors or assigns, or the business of any of them, and (ii) a business or enterprise shall be deemed to be in Competition with the Company if it is engaged in any business activity which is the same or comparable to any business activity of the Company or any Affiliate from time to time during the Term of Employment in any geographic area (whether within or outside the United States) in which the Company or any Affiliate conducted such business. Notwithstanding the foregoing, nothing herein contained shall prevent Executive from purchasing and holding for investment less than 3% of the shares of any corporation the shares of which are regularly traded either on a national securities exchange or in the over-the-counter market.

         (c) Interpretation of Covenant. The parties hereto agree that the duration and area for which the covenant not to compete set forth in this
Section 7 is to be effective are reasonable. In the event that any court determines that the time period or the area, or both of them, are unreasonable and that such covenant is to that extent unenforceable, the parties hereto agree that the covenant shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The parties intend that this covenant shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America where the covenant not to compete is intended to be effective.

         (d) Prohibition of Disclosure or Use. Executive shall at all times keep and maintain Confidential Information (as defined below) confidential, and Executive shall not, at any time, either during or subsequent to the Term of Employment, either directly or indirectly, use any Confidential Information for Executive's own benefit or divulge, disclose, or communicate any Confidential Information to any person or entity in any manner whatsoever other than employees or agents of the Company having a need to know such Confidential Information, and then only to the extent necessary to perform their responsibilities on behalf of the Company, and other than in the performance of Executive's duties hereunder.

         (e) Definition of Confidential Information. "Confidential Information" shall mean any and all information (excluding information in the public domain) related to the business of the Company or any Affiliate, including without limitation all processes; inventions; trade secrets; computer programs; engineering or technical data, drawings, or designs; manufacturing techniques; information concerning pricing and pricing policies; marketing techniques; plans and forecasts; new product information; information concerning suppliers; methods and manner of operations; and information relating to the identity and location of all past, present, and prospective customers.

         (f)      Equitable Relief. Executive's obligations contained in this
Section 7 are of special and unique character which gives them a peculiar value to the Company, and the Company cannot be reasonably or adequately compensated in damages in an action at law in the event Executive breaches such obligations. Executive therefore expressly agrees that, in addition to any other rights or remedies which Company may possess, the Company shall be entitled to injunctive and other equitable relief in the form of preliminary and permanent injunctions without bond or other security in the event of any actual or threatened breach of said obligations by Executive.

         (g) Definition of Change of Control. A "Hostile Change of Control" shall be deemed to have occurred if (i) any "person" (as that term is used in Section 13(d) and Section 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") on the Agreement Date), including any "group" as such term is used in Section 13(d)(3) of the Exchange Act on the

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Agreement Date (an "Acquiring Person"), shall hereafter acquire (or disclose the previous acquisition of) beneficial ownership (as that term is defined in
Section 13(d) of the Exchange Act and the rules thereunder on the Agreement
Date) of shares of the outstanding stock of any class or classes of the Company which results in such person or group possessing more than 50.1% of the total voting power of the Company's outstanding voting securities ordinarily having the right to vote for the election of directors of the Company (a "Control Acquisition"); or (ii) as the result of, or in connection with, any tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions ("Transaction"), the persons who were directors of the Company immediately before the completion of the Transaction shall cease to constitute a majority of the Board of Directors of the Company or any successor to the Company. Anything contained in this paragraph (g) to the contrary notwithstanding, a "Hostile Change of Control" shall not be deemed to have occurred if the Control Acquisition or the Transaction is approved by a majority of the directors of the Company who were directors of the Company before the completion of the Control Acquisition or the Transaction.

         (h) Survival. The provisions of this Section 7 shall survive any termination of this Agreement.

         SECTION 8.        Consulting Agreement.

         (a) So long as Executive is employed by the Company on the last day of the Term of Employment, the Company agrees to engage Executive as a consultant to the Company on the terms provided in Section 8(b) for a period of two years beginning on June 1, 2006 . Executive shall have no obligation to provide Consulting Services (as defined below) pursuant to this Section 8, except that Executive shall give the Company notice that he does not wish to provide such Consulting Services at least thirty (30) days prior to the end of the Term of Employment and if he begins to provide such Consulting Services and decides to terminate such services he shall give the Company at least thirty
(30) days advanced notice of his decision to terminate such services. As used herein, the term "Consulting Period" refers to any period that Executive is actually engaged by the Company to provide Consulting Services pursuant to this
Section 8.

         (b) During the Consulting Period, Executive shall consult with the officers and senior executives of the Company concerning matters related to the operations of the Company in respect of which he has experience and expertise (the "Consulting Services"). The particular amount of time Executive may spend in fulfilling his consulting obligations shall be determined by mutual agreement of Executive and the Company except that Executive agrees to make himself available by telephone to provide Consulting Services at least ten (10) hours a month and will use his best efforts to be prepared and available by telephone at times requested by the Company. Executive will not be required to travel in order to provide the Consulting Services. The Company shall pay Executive for all reasonable out-of-pocket expenses incurred in his performance of the Consulting Services. During the Consulting Period, the Company shall pay to Executive a monthly consulting payment of $10,750. The Company and Executive agree that the Consulting Services shall be provided by Executive as an independent contractor and not as an employee, and with respect thereto, Executive will not be entitled to the benefits provided by the Company to its employees.

         SECTION 9. Waiver. The failure of either party to this Agreement to insist, in any one or more instances, upon the performance of any of the terms, covenants or conditions of this Agreement by the other party hereto, shall not be construed as a waiver or as a relinquishment of any right granted hereunder to the party failing to insist on such performance, or as a waiver of

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the future performance of any such term, covenant or condition, but the obligations hereunder of both parties hereto shall remain unimpaired and shall continue in full force and effect.

         SECTION 10.       Successors; Binding Agreement.

         (a) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company and its subsidiaries to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation in the same amount and on the same terms as he would be entitled hereunder if he terminated his employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company as defined above and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 9 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

         (b) This Agreement shall insure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee or, if there be no such designee, to his estate.

         SECTION 11. Arbitration. Any dispute or controversy arising out of or relating to this Agreement, or any breach thereof, shall be settled by arbitration in accordance with the rules of the American Arbitration Association. The award of the arbitrator shall be final, conclusive, and nonappealable and judgment upon such award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall be an arbitrator qualified to serve in accordance with the rules of the American Arbitration Association and one who is approved by both the Company and Executive. In the absence of such approval, each party shall designate a person qualified to serve as an arbitrator in accordance with the rules of the American Arbitration Association and the two persons so designated shall select the arbitrator from among those persons qualified to serve in accordance with the rules of the American Arbitration Association. The arbitration shall be held in Columbus, Ohio or such other place as may be agreed upon at the time by the parties to the arbitration.

         SECTION 12. Notices. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed in the case of Executive, to

                                            Christian Galvis
                                            3910 Iron Mill Lane
                                            San Antonio, Texas 78230

and in the case of the Company, to the principal executive offices of the Company, provided that all notices to the Company shall be directed to the attention of the Company's Chief Executive

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Officer with copies to the Secretary of the Corporation and to its Board of
Directors, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

         SECTION 13. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and a duly authorized officer of the Company. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws (but not the law of conflicts of laws) of the State of Ohio. This Agreement supercedes and replaces the Executive Employment Agreement dated as of January 4, 1998 between the Company and Executive.

         SECTION 14. Validity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year above written.

                                            R.G. BARRY CORPORATION

                                            /s/ Gordon Zacks
                                            ------------------------------------
                                            By:  Gordon Zacks
                                            Title: Chief Executive Officer

                                            /s/ Christian Galvis
                                            ------------------------------------
                                            Christian Galvis